UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

PULSE ELECTRONICS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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*** IMMEDIATE ACTION REQUESTED ***
PROTECT THE VALUE OF YOUR PULSE INVESTMENT—
VOTE THE WHITE PROXY CARD TODAY!
May 10, 2011
Dear Pulse Shareholder:
Pulse Electronics’ May 18th Annual Meeting is just days away. Your vote is very important. We urge you to vote today “FOR ALL” of Pulse’s director nominees by telephone or Internet following the instructions on the enclosed WHITE proxy card.
LEADING PROXY ADVISORY FIRMS RECOMMEND SHAREHOLDERS VOTE
FOR ALL OF PULSE’S DIRECTOR NOMINEES
Both Institutional Shareholder Services Inc. and Glass Lewis & Co., the two leading independent proxy advisory firms, have recognized the inadequacy, risk and uncertainty inherent in Bel Fuse Inc.’s $6.00 per share proposal and recommended that Pulse shareholders vote “FOR ALL” Pulse’s director nominees on the WHITE proxy card. As you may know, the analyses and reports of these independent firms are relied upon by hundreds of major institutional investment firms, mutual and pension funds, and other fiduciaries.
In its endorsement of Pulse’s Board nominees in the report issued on May 8, 2011, ISS stated:
•	“The BEL takeover proposal is considerably lacking in certainty, particularly the credibility of a cash funding plan, and the significant risk PULS shareholders would be required to accept non-voting stock in a combined company. It is also economically unappealing: despite offering a premium to the undisturbed market price, it compares poorly to precedent transactions in the sector on key multiples and on premium offered.”

•	“On balance, the external evidence suggests the board exercised appropriate stewardship by both rejecting the BEL offer for its uncertain nature and weak valuation, and by identifying a number of strategic actions, as well as the executive leadership likely to accomplish them, which should help PULS shareholders recoup the value gap between the company’s performance and its potential.”

•	“Because the board’s response appears to have been appropriate, a vote FOR the management nominees is warranted.”
In Glass Lewis’ report issued on May 4, 2011, it stated:
•	“We recognize that the primary motivation of Bel Fuse for seeking board seats here likely has more to do with its desire to complete a merger transaction with the Company.” . “Barring a substantially higher offer, we believe that shareholders would be better served allowing the incumbent board and management team to execute its strategic plan at this time and to reduce the Company’s debt burden before seeking potential buyers.”
VOTE THE WHITE CARD TODAY
FOR ALL OF PULSE’S DIRECTOR NOMINEES

We are making solid progress on our comprehensive plan to enhance shareholder value, which includes reducing costs and increasing profitability. By voting for our highly-qualified, independent and dedicated nominees, you have the opportunity to ensure that your board and management team can continue to execute its strategic plan and deliver value to you — rather than allowing the Company’s progress to be diverted by Bel Fuse’s self-serving agenda.
Pulse’s board unanimously recommends that you vote “FOR ALL” the highly qualified director candidates nominated by the Company TODAY by telephone or Internet following the instructions on the enclosed WHITE proxy card.
If you intend to vote for all of Pulse’s nominees, you can ignore any gold card received from Bel Fuse. You don’t need it. Even a withhold vote for Bel Fuse’s nominees on Bel Fuse’s proxy card will cancel any previous proxy submitted by you that voted for all the Company’s nominees, so please use the enclosed WHITE proxy card if you intend to vote for all of Pulse’s nominees.
Thank you for your continued support of our efforts to build shareholder value at Pulse.
Sincerely,

Ralph Faison
Chairman, President and Chief Executive Officer
Pulse Electronics Corporation
TIME IS SHORT AND YOUR VOTE IS IMPORTANT
To ensure that your vote is represented at the meeting, we urge you to vote TODAY by Internet or telephone by following the simple instructions on the enclosed
WHITE proxy card
If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm
assisting us in the solicitation of proxies:
INNISFREE M&A INCORPORATED
Stockholders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833
Safe Harbor
This document contains statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. These forward-looking statements are based on the Company’s current information and expectations. There can be no assurance the forward-looking statements will be achieved. Actual results may differ materially due to the risk factors listed from time to time in the Company’s SEC reports including, but not limited to, those discussed in the Company’s Form 10-K for the year ended December 31, 2010 in Item 1a under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).” All such risk factors are incorporated herein by reference as though set forth in full. The Company undertakes no obligation to update any forward looking statement.